UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CORELOGIC, INC.

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CoreLogic Board Conducting Thorough Strategic Review;

Focused on Maximizing Shareholder Value

CoreLogic Board Members Have Overseen Over $30 Billion of Public Company M&A

Senator/Cannae Continuing Their Campaign of Misinformation and Value Destruction

Irvine, Calif., November 3, 2020 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today stated that its Board is conducting a thorough strategic review to maximize shareholder value.

CoreLogic’s highly experienced Board is committed to acting in the best interests of all CoreLogic shareholders. The Board is open to all paths to create value and is focused on reviewing strategic alternatives. The Board’s willingness to engage with third parties has already resulted in interest at levels far in excess of Senator/Cannae’s lowball $66 per share proposal. The Board is willing to engage with all credible potential buyers expressing interest at an appropriate price level.

While our Board is working hard to create value, including engaging with third parties on a potential sale, Senator/Cannae are pursuing a misinformation campaign aimed at distracting our shareholders and destroying value. First, they urged that CoreLogic shareholders support a $66 per share proposal while attempting to undermine the Company’s value with a stream of mischaracterizations and false statements. Now, they are trying to undermine the Board’s strategic review, advocating a rushed process, and pushing nominees who were hand-picked in support of a platform that $66 per share is the right price for CoreLogic — and that an agreement to be acquired with a go-shop at that price would lead to value maximization. All members of the CoreLogic Board will be up for election at the Company’s 2021 Annual Meeting and expect to be held accountable to shareholders for the way they conduct the strategic review.

The CoreLogic Board is in the best position to evaluate strategic alternatives. The Board is composed of 12 highly qualified industry leaders with deep expertise that is aligned with CoreLogic’s business — including in real estate and technology, finance and M&A, private equity and investing, and experience as CEO, CFO or COO of a public company. Of our 12 directors, 11 are independent, including four new independent directors who have been recently added.

Our Board members have track records of successfully evaluating and executing on over $30 billion of public company M&A transactions. Specifically, this includes:

•

Paul F. Folino has extensive mergers and acquisitions experience, having overseen over $11 billion of transformative transactions – as evidenced by the recent $9.9 billion sale of Microsemi to Microchip Technology.

•	David Walker oversaw Paradyne Networks’ sale to Zhone Technologies.

•

John C. Dorman has extensive mergers and acquisitions and valuation experience, having overseen more than $2.6 billion of mergers and acquisitions transactions, including Online Resources’ sale to ACI Worldwide, Digital Insight Corp’s $1.3 billion sale to Intuit, Digital Insight Corp’s acquisition of nFront and the sale of Zantaz, Inc. to Autonomy PLC.

•	Douglas C. Curling’s relevant mergers and acquisitions and valuation experience includes ChoicePoint Inc.’s $4.0 billion sale to Reed Elsevier.

•	Frank D. Martell has lead more than 30 acquisitions and divestitures since joining CoreLogic, including most recently the acquisition of Symbility Solutions, Inc.

•

Vikrant Raina has led many mergers and acquisitions and is known as one of the leading investors in the industry through his role at BV Investment Partners, including at Reimagine Holdings Group, Risk International and Franco Signor.

•

Jaynie Miller Studenmund has extensive mergers and acquisitions and valuation experience. As a director, she has overseen Pacific Premier Bancorp’s nearly $1 billion acquisition of Opus Bank, LifeLock’s $2.1 billion sale to Symantec, Pinnacle Entertainment’s $5.6 billion sale to Penn National Gaming and aQuantive’s $5.2 billion sale to Microsoft.

In stark contrast, Senator/Cannae’s hand-picked nominees lack the breadth and depth of experience that CoreLogic’s current directors possess and is necessary to provide effective oversight of CoreLogic’s review of strategic alternatives. The majority of the Senator/Cannae nominees lacks both public company C-suite experience, and all of them lack operating experience in any relevant industries such as real estate, insurance and data analytics. Importantly, these conflicted nominees lack credibility given their nomination in support of a woefully inadequate proposal of $66 per share and thus cannot be trusted to maximize value for shareholders.

Regarding the three nominees endorsed by ISS, shareholders should be aware of the following:

•

W. Steve Albrecht served as a director and Chairman of the Audit Committee of Cypress Semiconductor when it recorded a substantial post acquisition write-down following Cypress’s acquisition of Spansion in 2015.

•	Wendy Lane was a Director and member of the Audit Committee at Tyco during a massive scandal and was named as a defendant in at least two subsequent related lawsuits.

•

Henry W. “Jay” Winship has no operating experience in the industries relevant to CoreLogic. What he does have are connections to Senator and a background as an activist. In 2012, he was placed on Esterline’s Board during Relational’s push for a sale. In the ~2-1/2 years Mr. Winship was on the Board the company failed to complete a sale, and it was only after he left the Board that Esterline was sold.

CoreLogic urges shareholders to vote against removal of any CoreLogic directors using the white proxy card so it can continue its ongoing efforts to maximize shareholder value.

The CoreLogic Board of Directors urges shareholders to vote AGAINST all of

Senator/Cannae’s proposals using the WHITE proxy card

You can easily vote by mail, phone, or online as follows:

•	You can simply sign, date and return the WHITE proxy card/voting instruction form by mail in the envelope provided.

•	OR, even easier, you can vote by phone or by Internet:

•

Just locate the Control Number on the WHITE proxy card or voting instruction form and have it handy when you access the telephone number or website indicated on your proxy card/voting instruction form.

•	Follow the simple prompts provided on the phone or website.

If you have questions about how to vote your shares, please contact:

Innisfree M&A Incorporated

Toll-free at (877) 750-9498 (from the U.S. and Canada)

or

+1 (412) 232-3651 (from other locations)

Thank you for your support!

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com.

Safe Harbor/Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results in the second quarter and second half of the year, and overall mortgage market volumes. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K. These risks and uncertainties include but are not limited to: any potential impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; uncertainties regarding the outcome of any discussions with third parties indicating an interest in acquiring the company; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; and impairments in our goodwill or other intangible assets. The Company can offer no assurances that it will enter any transaction in the future or, if entered into, what the terms of any such transaction would be. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard/Robin Weinberg/Devin Broda

CoreLogic-SVC@SARDVERB.com